Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:     Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Don Von Hagen (media)
+1 336-436-8263
Media@labcorp.com

LabCorp and Texas Association of Community Health Centers Extend Agreement for LabCorp to Be Exclusive Laboratory for Community Health Centers across Texas

LabCorp Will Provide Enhanced Laboratory Services, With an Emphasis on Chronic Diseases,
for Clinics Serving More Than One Million Patients Annually

BURLINGTON, N.C., and AUSTIN, TEXAS, Jan. 15, 2019 - LabCorp® (NYSE: LH) a leading global life sciences company, and the Texas Association of Community Health Centers, Inc. (TACHC) a private, non-profit association of approximately 75 community health centers with more than 500 service locations across Texas serving the most vulnerable populations, today announced that they have entered into an agreement for LabCorp to be the exclusive preferred laboratory for TACHC.

This new agreement extends a relationship of more than 25 years and will provide enhanced laboratory services for more than one million patients who receive care from community health centers that are members of TACHC. LabCorp is a leading global life sciences company providing comprehensive laboratory services and end-to-end drug development services. TACHC is a private, non-profit association of approximately 75 community health centers with more than 500 service locations across Texas, which provides necessary health care services to the most vulnerable populations.

“For many years, our member health centers have depended on LabCorp to provide high-quality testing services for the patients they serve and we are pleased to extend our relationship with LabCorp,” said José E. Camacho, Esq., executive director and general counsel for TACHC. “We look forward to enhancing the scope of laboratory services that will be available to our clinicians, which will provide immediate and long-term benefits for the patients we serve every day. In particular, we expect that the use of data analytics will help us better address health trends across the populations we serve and that new programs for chronic diseases will have a positive impact on the lives and health of our patients.”

Under the new agreement, TACHC and LabCorp will use data analytics to identify population health trends, enabling focused community and individual outreach about screening, monitoring and treatment options for common health conditions. TACHC intends to make LabCorp’s Litholink clinical decision support programs available to its members, with the goal of improving the care of patients with chronic kidney disease and/or diabetes. Those programs provide targeted guidance for clinicians and patients about the most appropriate tests, treatments and lifestyle options. This patient-focused information supports better management of those conditions and can help improve patient outcomes and reduce costs.

“LabCorp can provide tailored solutions to meet the individualized needs of the patients our customers serve, and we are very excited to bring more of our experience to TACHC and its members,” said Bob Nelson, senior vice president for LabCorp Diagnostics’ Mid-America Division. “The community health centers that are part of TACHC do an incredible job serving the most vulnerable patients in many areas where there are no other healthcare options. Laboratory testing plays an important role in healthcare decision-making and we want to help TACHC’s patients gain access to the highest quality of care.”

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion in 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

About TACHC
Formed in 1983, the Texas Association of Community Health Centers, Inc. (TACHC) is a private, non-profit membership association that represents Texas safety-net health care providers. TACHC is the federally-designated primary care association for the state and is the link between federal, state and local entities providing health care for Texas’ most vulnerable populations. TACHC members include community health centers, federally-designated migrant, public housing and homeless health care centers, health center networks and other providers who strive to meet the health care needs of the uninsured and underserved. Members operate in urban, rural and frontier areas of Texas with annual budgets ranging from $600,000 to over $50 million. TACHC’s services assist members in providing high quality health care and addressing specific needs of administrators, clinicians, boards of directors, outreach workers and other center staff. TACHC offers a wide variety of services targeted specifically toward the needs of Texas health centers in policy & advocacy, administration, information technology and clinical care. www.tachc.org.

LabCorp Forward-Looking Statements
This press release contains forward-looking statements for LabCorp (the Company) including with respect to scientific collaborations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10- Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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